Exhibit 99.1

FDA Grants Fast Track Designation for OncoGenex Pharmaceuticals’

Lead Product Candidate OGX-011

BOTHELL, Washington and VANCOUVER, British Columbia, Canada – August 22, 2008 – OncoGenex Pharmaceuticals (NASDAQ: OGXI) announced today that OGX-011, also known as custirsen sodium, received Fast Track designation from the U.S. Food & Drug Administration (FDA) in combination with docetaxel for progressive metastatic prostate cancer. OGX-011 is currently completing five Phase 2 clinical studies in prostate, lung and breast cancer, and is designed to inhibit the production of a specific protein, clusterin, associated with treatment resistance.

Fast Track designation is granted to products that may provide a significant improvement in the safety or effectiveness of the treatment for a serious or life-threatening disease. Based on this designation, the FDA will take actions as appropriate to expedite the development and review of OGX-011 for approval. These actions include scheduled meetings to obtain FDA input into development plans, the option of submitting a New Drug Application in sections rather than all components simultaneously, and the option of requesting evaluation of studies using surrogate endpoints.

“Obtaining Fast Track designation for custirsen sodium while developing our Phase 3 program for hormone-refractory prostate cancer (HRPC) and in advance of initiating our Phase 3 study is very important and should help us move forward expeditiously on our pathway toward commercialization,” said Scott Cormack, chief executive officer of OncoGenex Pharmaceuticals. “We welcome this designation as another example of our ability to rapidly advance our development programs.”

The request for Fast Track designation was based on data from Phase 2 studies in HRPC as well as supporting data in non-small cell lung cancer (NSCLC) indicating that OGX-011 treatment can significantly reduce serum clusterin levels and that achieving low serum clusterin levels during treatment is correlated with improved survival. Furthermore, serum clusterin levels during OGX-011 treatment may be predictive of a treatment benefit with OGX-011. In patients with HRPC who had failed first-line docetaxel while on or within six months of first-line docetaxel therapy and received second-line chemotherapy in combination with OGX-011 (Study OGX-011-07), achieving or maintaining low serum clusterin levels correlated with improved survival. Similar results were seen in Study OGX-011-05 in patients with NSCLC who were treated with gemcitabine plus a platinum regimen and OGX-011. Data from the Phase 2 study in HRPC were presented at the 2008 Annual Meeting of the American Society of Clinical Oncology.

About OncoGenex Pharmaceuticals

OncoGenex Pharmaceuticals is a biopharmaceutical company committed to the development and commercialization of new cancer therapies that address unmet needs in the treatment of cancer. OncoGenex has a deep oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. OGX-011, the lead candidate currently completing five Phase 2 clinical studies in prostate, lung and breast cancers, is designed to inhibit the production of specific proteins associated with treatment resistance; OGX-427 and SN2310 are in Phase 1 clinical development; and CSP9222 and OGX-225 are currently in pre-clinical development. More information is available at www.oncogenex.com.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements concerning Fast Track Designation for OGX-011 and anticipated clinical and other product development activities and timing of these activities. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, statements of expeditious review attributed to Fast Track Designation, the Company’s ability to rapidly advance development programs, the strength of the combined oncology product pipeline, the timing of clinical trials and development efforts and the results of clinical and pre-clinical studies are all forward-looking statements. The potential risks and uncertainties include, among others, the possibility that Fast Track Designation will not expedite the development timing or the FDA review of OGX-011, the timing and costs of clinical trials and regulatory approvals, risks that clinical trials will not be successful or confirm earlier clinical trial results, risks associated with obtaining funding from third parties or completing a financing necessary to support the costs and expenses of clinical studies as well as research and development activities, as well as other risks relating to the development, safety and efficacy of therapeutic drugs and potential applications for these products. A more complete discussion of risks and uncertainties that may affect forward-looking statements is included in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal year 2007, and its Quarterly Report on Form 10-Q for the first quarter of 2008. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of the Company. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof.

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OncoGenex Contact:	Media and Investor Contact:
Scott Cormack	Jason Spark
President & CEO	Porter Novelli Life Sciences
(604) 630-5400	619-849-6005
scormack@oncogenex.com	jspark@pnlifesciences.com